Exhibit 10.34

Non-Employee Director Compensation Program

Effective July 1, 2013

CASH COMPENSATION

Effective July 1, 2013, each member of our board of directors who is not our employee receives the following cash compensation for board services, as applicable:

•	$50,000 per year for service as a board of directors member (paid as a quarterly retainer);

•	$15,000 per year for service as lead independent director of the board of directors (paid as a quarterly retainer);

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$25,000 per year for service as chairperson of the audit committee, $15,000 per year for service as chairperson of the compensation committee and $10,000 per year for service as chairperson of the nominating and corporate governance committee (each paid as a quarterly retainer); and

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$12,500 per year for service as a non-chair member of the audit committee, $7,500 per year for service as a non-chair member of the compensation committee and $5,000 per year for service as a non-chair member of the nominating and corporate governance committee (each paid as a quarterly retainer).

In addition, all of our non-employee directors are reimbursed for out-of-pocket expenses incurred in attending board of directors and committee meetings and for the reasonable expenses incurred by directors to attend programs designed to provide continuing education regarding the appropriate role of directors in a public company.

EQUITY COMPENSATION

Each non-employee director is eligible to receive automatic grants of stock options to purchase shares of our common stock under our Amended and Restated 2005 Non-Employee Directors’ Stock Option Plan, or Directors’ Plan. Pursuant to the terms of the Directors’ Plan, all individuals who first become a non-employee director receive a one-time initial option to purchase up to 30,000 shares of our common stock. Such initial option grants vest monthly over two years from the date of the non-employee director’s election or appointment to our board of directors. Any individual who is serving as a non-employee director on the date of each annual meeting of our stockholders receives an option to purchase up to 15,000 shares of our common stock on such annual meeting date. Such annual option grants vest in a series of 12 successive equal monthly installments measured from the date of grant. Options granted under our Directors’ Plan are not intended to qualify as incentive stock options under the Internal Revenue Code of 1986, as amended. The exercise price of options granted under our Directors’ Plan is equal to 100% of the fair market value of our common stock subject to the option on the grant date. As long as the optionee continues to serve with us or with an affiliate of ours, the option will continue to vest and be exercisable during its term. For options granted before May 1, 2012, when the optionee’s service terminates, the optionee may exercise any vested options for a period of 12 months following the cessation of service. For options granted on or after May 1, 2012, when the optionee’s service terminates, the optionee may exercise any vested options for a period of three years following the cessation of service, subject to the earlier termination of the option. All stock options granted under our Directors’ Plan have a term of ten years. In addition, and subject to prior board of directors’ approval each year, any individual who is serving as a non-employee director on the date of each annual meeting of our stockholders shall receive a restricted stock award, or RSU, covering 5,000 shares under our 2005 Equity Incentive Plan. Such RSU cliff vests in full on the one-year anniversary of the RSU grant date, assuming continuous service on such vesting date.